Exhibit 99.1

Contact: Jane M. Elliot

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Global Payments Announces $100 Million Share Repurchase Program

ATLANTA, August 8, 2011 — Global Payments Inc. (NYSE: GPN) announced today that the company’s Board of Directors has approved a share repurchase program that authorizes the purchase of up to $100 million of Global Payments’ stock. Under this new authorization, Global Payments may repurchase shares in the open market at the then current market price, subject to market conditions, business opportunities and other factors. This authorization has no expiration date and may be suspended or terminated at any time.

David E. Mangum, Senior Executive Vice President and CFO, stated, “The share repurchase program is consistent with our capital allocation strategy, and we remain committed to deploying capital to pursue other growth opportunities and investments to increase shareholder value.”

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments, a Fortune 1000 company, offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the company and its services.